Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Longeveron Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share	(1)	Other	30,865,385	$1.0850	$33,488,942.72	0.0001381	$4,624.82

Total Offering Amounts:							$33,488,942.72		4,624.82
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,624.82

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Class A Common Stock, par value $0.001 per share ("Class A Common Stock") offered hereby also include an indeterminate number of additional shares of Class A Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

The proposed maximum offering price per share is estimated at $1.085 per share of Class A Common Stock, the average of the high ($1.12) and the low ($1.05) prices for the registrant's Class A Common Stock as reported on The Nasdaq Capital Market on April 6, 2026 (rounded to the nearest cent), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

Represents the resale of (i) 6,013,384 shares of Class A Common Stock issued to certain of the Selling Stockholders on or about March 11, 2026 in the initial closing of a private placement transaction (the "Private Placement"), (ii) 22,382,770 shares of Class A Common Stock, which is equal to the maximum number of shares issuable to certain of the Selling Stockholders upon conversion of up to 11,873.04 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), which Series A Preferred Stock was issued to certain of the Selling Stockholders in the Private Placement, and (iii) 2,019,231 shares of Class A Common Stock, which is the maximum number of shares issuable to certain of the Selling Stockholders upon the exercise of warrants to purchase one share of Class A Common Stock issued to certain of the Selling Stockholders upon the initial closing of the Private Placement on March 11, 2026.